Exhibit 2.1 - Share Exchange Agreement

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is dated as of November 4, 2003, by and among SAFE ID CORPORATION, a Nevada corporation ("Safe ID"), ESSENTIALLY YOURS INDUSTRIES, INC., a Nevada corporation ("EYI"), the undersigned directors of Safe ID, and Jay Sargeant.

RECITALS:

        WHEREAS, Safe ID and EYI desire to complete a share exchange transaction pursuant to which Safe ID will issue shares of voting stock of Safe ID in exchange for the issued and outstanding shares of common stock of EYI, par value $0.001 per share (the "EYI Common Stock") held by those shareholders of EYI who execute an Investment Letter, which will contain customary representations, warranties and covenants regarding their ownership of their shares and compliance with federal and state securities laws (the "Investment Letter"), and deliver their shares to Safe ID for exchange (such shareholders, the "Shareholders");

        WHEREAS, the Board of Directors of Safe ID and the Board of Directors of EYI have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

        NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

        1.1        The Exchange. At the Closing (as hereinafter defined), Safe ID shall acquire the shares of issued and outstanding common stock of EYI held by the Shareholders, free and clear of all liens, charges or encumbrances, in exchange for shares of common stock of Safe ID (the "Exchange Shares") as provided for in Section 1.3 hereof. The Exchange shall take place upon the terms and conditions provided for in this Agreement and applicable state law. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

        1.2        Closing and Closing Date. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree.

        1.3        Exchange of Shares; Stock Certificates.

        (a)        Conversion. On the Closing Date, each share of EYI Common Stock surrendered to Safe ID by a Shareholder will be converted into approximately 7.67535 Exchange Shares; provided that, if Safe ID issues more than 3,928,571 shares of EYI Common Stock in the Private Placement (as defined in Section 3.1(c)), then the number of Exchange Shares into which each share of EYI Common Stock will be converted will be increased accordingly. No fractional shares of Safe ID Common Stock shall be issued in connection with the Exchange. In lieu of such fractional shares, any Shareholder who would otherwise be entitled to receive a fraction of a share of Safe ID Common Stock (after separately aggregating all fractional shares of stock issuable to such holder) shall be issued one (1) whole share of Safe ID Common Stock.

        (b)        Exchange of Certificates. On and after the Closing Date, each Shareholder shall be entitled to receive in exchange for the outstanding shares of EYI Common Stock held by such Shareholder, upon surrender thereof to Safe ID or its exchange agent, a certificate or certificates representing the number of whole Exchange Shares into which such Shareholder's shares(s) of EYI Common Stock were converted pursuant to Section 1.3(a). If, after the Closing Date, certificates for EYI Common Stock are presented to Safe ID, they shall be cancelled and exchanged for Exchange Shares as provided herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        2.1        Representations and Warranties of Safe ID. Safe ID represents and warrants to EYI as follows:

        (a)        Organization, Standing and Power. Safe ID is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

        (b)        Capital Structure.

                 (i)         The authorized capital stock of Safe ID consists of 50,000,000 shares of common stock, par value $0.001 per share ("Safe ID Common Stock") of which 29,127,924 shares are issued and outstanding. All of the issued and outstanding shares of Safe ID Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer. The Company has issued warrants (the "Warrants") to acquire up to 2,923,924 shares of Safe ID Common Stock at a price of $0.20 per share. Other than the Warrants, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Safe ID at any time, or upon the happening of any stated event, any shares of the capital stock of Safe ID, whether or not presently issued or outstanding.

                 (ii)         The Exchange Shares to be issued pursuant to this Agreement will be, when issued pursuant to the terms of the resolution of the Board of Directors of Safe ID approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        (c)         Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of Safe ID which have been delivered to EYI are true, correct and complete copies thereof. The minute book of Safe ID, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Safe ID since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

        (d)         Authority.

                 (i)         Safe ID has all requisite power and authority to enter into this Agreement and, subject to approval by the Safe ID shareholders pursuant to Section 4.4 hereof, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Safe ID. Except for the approval of the shareholders of Safe ID, no other corporate or shareholder proceedings on the part of Safe ID are necessary to authorize the Exchange or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Safe ID and, assuming the due execution by the other parties hereto, constitutes a legal, valid and binding agreement of Safe ID, enforceable against Safe ID in accordance with its terms, except as its enforceability may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally.

                (ii)        The Board of Directors of Safe ID (at a meeting or meetings duly called and held prior to the date hereof) has (i) determined that the Exchange is advisable and fair to and in the best interests of the shareholders of Safe ID and (ii) resolved to recommend approval of the Charter Amendment (as defined in Section 4.4(a) hereof) by the shareholders of Safe ID.

        (e)        Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws or other governing documents of Safe ID; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") by or with respect to Safe ID, except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NRS; (iii) require any consent, waiver or approval, or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Safe ID is a party or by which any of its assets may be bound; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of Safe ID or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Safe ID or by which any of its assets is bound, except, in the cases of clauses (ii), (iii), (iv) and (v), violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Safe ID or on the ability of the parties to consummate the Exchange or the other transactions contemplated hereby.

        (f)        Books and Records. Safe ID has made and will make available for inspection by EYI upon reasonable request all the books of Safe ID relating to the business of Safe ID. Such books of Safe ID have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to EYI by Safe ID are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

        (g)        Compliance with Laws. Safe ID is and has been in compliance in all material respects with (i) all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business and (ii) any note, bond, mortgage, contract, agreement, license, lease or other instrument or obligation to which Safe ID is a party or by which Safe ID or any of its property or assets is bound or affected.

        (h)        SEC Filings. Safe ID filed a registration statement on Form 10-SB under the Exchange Act on March 6, 2000, which, in accordance with Section 12(g) under the Exchange Act became effective on or about May 5, 2000. Thereafter, Safe ID has filed all periodic and other reports required to be filed with the Securities and Exchange Commission (the "SEC") and, as of the date hereof, is current in its filing obligations. Safe ID's report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 27, 2003 (the "Form 10-KSB"), contains all material information concerning Safe ID, updated to the latest practicable date prior to filing, required by SEC rules to be disclosed in such form, and does not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (i)        Financial Statements and Tax Returns. Copies of Safe ID's audited financial statements including its balance sheet as of December 31, 2002, and its statements of operations, cash flows and shareholders' equity for the years ended December 31, 2002 and 2001 and copies of Safe ID's interim unaudited financial statements for the periods ended March 31, 2003 and June 30, 2003 (collectively, the "Safe ID Financial Statements") have been delivered to EYI. The Safe ID Financial Statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis through the periods involved, and the Safe ID Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Safe ID as at the respective dates of and for the periods referred to in such financial statements, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been and are not likely to be materially adverse to Safe ID. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of Safe ID.

        (j)        Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Safe ID, threatened against or affecting Safe ID which is reasonably likely to have a material adverse effect on Safe ID, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Safe ID having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

        (k)        Tax Returns. Safe ID has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with any jurisdiction where such filing is required by law, and all such returns are true, accurate and complete in all material respects. Safe ID has paid all taxes, interest, penalties, assessments or deficiencies that were due and payable except for those for which an adequate reserve has been provided in accordance with GAAP. Safe ID has made adequate provisions in the Safe ID Financial Statements in accordance with GAAP appropriately and consistently applied for the payment of all material taxes, interest, penalties, assessments or deficiencies for which Safe ID may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof. There is no claim pending or, to the knowledge of Safe ID, threatened against Safe ID for (i) any other tax returns or reports which are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefor. Safe ID has provided to EYI copies of its tax returns filed for the tax years ended December 31, 2002 and 2001.

        (l)        No Undisclosed Liabilities. Except as set forth in the Safe ID Financial Statements, Safe ID has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except current liabilities incurred in the ordinary course of business since the respective dates thereof, all of which shall be paid in full on the Closing Date.

        (m)        Information Statement. The Information Statement (as defined below), and any other schedule or document required to be filed by Safe ID in connection with the Exchange or the transactions contemplated hereby, will not, at the time the Information Statement is first filed and at the time it is delivered to the shareholders of EYI, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Safe ID with respect to information supplied in writing by EYI or any of its affiliates for inclusion therein. The Information Statement on Schedule 14C that may be provided to the shareholders of Safe ID in connection with the Exchange, and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Information Statement."

        (n)        No Material Adverse Change. Except as set forth in the reports on Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003, since December 31, 2002, there has not been any material adverse change with regard to Safe ID, and no event has occurred or circumstance exists that may result in such a material adverse change.

        (o)        No Employees. Safe ID has no employees, and has never had any employees.

        (p)        Brokers. No person or entity is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Safe ID or any of its officers, directors or employees.

        (q)        Full Disclosure. No representation or warranty of Safe ID in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Safe ID that has specific application to EYI and that materially adversely affects or, as far as Safe ID can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Safe ID that has not been set forth in this Agreement.

        2.2        Representations and Warranties of EYI. Except as otherwise set forth on the EYI Schedule of Exceptions attached hereto as Schedule I, which is incorporated into this Agreement by reference, EYI and Jay Sargent represent and warrant to Safe ID as follows:

        (a)         Organization, Standing and Power. EYI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

        (b)        Capital Structure. The authorized capital stock of EYI consists of 10,000,000 shares of $0.001 par value Preferred Stock, of which no shares are issued and outstanding, and 70,000,000 shares of $0.001 par value Common Stock, of which 15,703,552 shares are issued and outstanding. All of the issued and outstanding shares of EYI Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with all applicable securities laws and are free from preemptive rights or other restrictions on transfer. There are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from EYI at any time, or upon the happening of any stated event, any shares of the capital stock of EYI, whether or not presently issued or outstanding. EYI has provided Safe ID with a true, accurate and complete list, as of the date hereof, of the name of each holder of EYI Common Stock and the number of shares of EYI Common Stock held by such shareholder.

        (c)         Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of EYI which have been delivered to Safe ID are true, correct and complete copies thereof. The minute book of EYI, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of EYI since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

        (d)        Authority; Company Actions.

                (i)        EYI has all requisite power and authority to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby have been duly authorized by the Board of Directors of EYI. No other corporate or shareholder proceedings on the part of EYI are necessary to authorize the Exchange and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EYI and, assuming the due execution by the other parties hereto, constitutes a legal, valid and binding agreement of EYI, enforceable against EYI in accordance with its terms, except as its enforceability may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally.

                (ii)        The Board of Directors of EYI (at a meeting or meetings duly called and held prior to the date hereof) has (A) determined that the Exchange is advisable and fair to and in the best interests of the shareholders of EYI and (B) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "Business combination," "fair price," or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement.

        (e)        Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws or other governing documents of EYI; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to EYI, except as may be required under the HSR Act, the Exchange Act and the NRS; (iii) require any consent, waiver or approval, or result in a default, or give rise to any right of termination, cancellation, modification or acceleration, under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which EYI is a party or by which any of its assets may be bound; (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of EYI or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EYI or by which any of its assets is bound, except, in the cases of clauses (ii), (iii), (iv) and (v), violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on EYI or on the ability of the parties to consummate the Exchange or the other transactions contemplated hereby.

        (f)        Books and Records. EYI has made and will make available for inspection by Safe ID upon reasonable request all the books of account, relating to the business of EYI. Such books of account of EYI have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Safe ID by EYI are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

        (g)        Compliance with Laws; No Default. EYI is and has been in compliance in all material respects with (i) all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business and (ii) any note, bond, mortgage, contract, agreement, license, lease or other instrument or obligation to which EYI is a party or by which EYI or any of its property or assets is bound or affected.

        (h)        Financial Statements. Copies of EYI's audited financial statements, including its balance sheet as of June 30, 2003 and its statements of operations, cash flows and shareholders' equity for the fiscal years ended June 30, 2003 and June 30, 2002 (collectively, the "EYI Financial Statements") have been delivered to Safe ID. The EYI Financial Statements were prepared in accordance with GAAP applied on a consistent basis through the periods involved, and the EYI Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of EYI as at the respective dates of and for the periods referred to in such financial statements. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of EYI.

        (i)        Litigation. There is no suit, action or proceeding pending, or, to the knowledge of EYI threatened against or affecting EYI which is reasonably likely to have a material adverse effect on EYI or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Exchange or any of the other transactions contemplated herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EYI having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

        (j)        Tax Returns. EYI has filed or will file within the time prescribed by law (including any extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with any jurisdiction where such filing is required by law, and all such returns are true, accurate and complete in all material respects. EYI has paid all taxes, interest, penalties, assessments or deficiencies that were due and payable except for those for which an adequate reserve has been provided in accordance with GAAP. EYI has made adequate provisions in the EYI Financial Statements in accordance with GAAP appropriately and consistently applied for the payment of all material taxes, interest, penalties, assessments or deficiencies for which EYI may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof. There is no claim pending or, to the knowledge of EYI, threatened against EYI for (i) any other tax returns or reports which are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefor. EYI has provided to Safe ID copies of its tax returns filed for the tax years ended June 30, 2003 and June 30, 2002.

        (k)        No Undisclosed Liabilities. Except as set forth in the EYI Financial Statements, EYI has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except current liabilities incurred in the ordinary course of business since the respective dates thereof, which current liabilities are not in default and will be paid in a timely manner in accordance with their terms.

        (l)        Information Statement. Any information supplied by EYI or its affiliates to Safe ID or any of its affiliates for inclusion in the Information Statement will not, at the time the Information Statement is first filed and at the time it is delivered to the shareholders of EYI, cause the Information Statement to contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by EYI with respect to information supplied by Safe ID or any of its affiliates for inclusion therein.

        (m)        Licenses and Permits. EYI owns or possesses in the operation of its business, and is in material compliance with, all material permits, licenses, authorizations consents and approvals from any Governmental Entity which are necessary for it to conduct its business as now conducted (the "EYI Permits"). Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under, or have any material adverse effect upon, any EYI Permit.

        (n)        No Material Adverse Change. Since June 30, 2003, there has not been any material adverse change with regard to EYI, and no event has occurred or circumstance exists that may result in such a material adverse change.

        (o)        Brokers. No person or entity is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Safe ID or any of its officers, directors or employees.

        (p)        Full Disclosure. No representation or warranty of EYI in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to EYI that has specific application to Safe ID and that materially adversely affects or, as far as EYI can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of EYI that has not been set forth in this Agreement.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

        3.1        Covenants of EYI and Safe ID. During the period from the date of this Agreement through and including the Closing Date, EYI and Safe ID each agree as to themselves and their related entities that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

        (a)        Ordinary Course. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

        (b)        Dividends; Changes in Stock. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

        (c)        Issuance of Securities. No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities; provided however, that Safe ID may issue in its current private placement (the "Private Placement") up to 3,571,429 units (each, a "Unit") for a purchase price of $0.14 per Unit, each Unit of which consists of one share of Safe ID Common Stock and one warrant to purchase an additional share of Safe ID Common Stock for a price of $0.20 per share.

        (d)        Governing Documents. No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

        (e)         No Dispositions. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

        (f)         Indebtedness. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

        3.2         Other Actions. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS

        4.1        Access to Information. Upon reasonable notice, Safe ID and EYI shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during the period from the date hereof until the Closing Date, each of Safe ID and EYI shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

        4.2         Legal Conditions to Exchange. Safe ID and EYI shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Safe ID or EYI or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

        4.3        Safe ID Board of Directors and Officers. At the Closing, the current officers of Safe ID shall deliver their resignations, effective immediately. At least ten days prior to the Closing Date, (i) the current directors of Safe ID shall deliver their resignations, to be effective as of the Closing Date and (ii) Safe ID shall mail to its stockholders a notice pursuant to Rule 14f-1 under the Exchange Act. Immediately prior to the resignation of the final remaining member of Safe ID's Board of Directors, such director shall take such actions as are necessary and appropriate to appoint to Safe ID's Board of Directors those directors designated by EYI.

        4.4        Information Statement; Increase in Authorized Stock.

        (a)         Information Statement. As soon practicable following the execution of this Agreement, Safe ID shall (i) use its best efforts to obtain a written consent without a meeting of the majority of the holders of the EYI Common Stock approving an amendment (the "Charter Amendment") to Safe ID's Articles of Incorporation to increase its authorized shares to not less than 300,000,000 shares of Common Stock and 10 million shares of "blank check" preferred stock and (ii) shall, as soon as practicable thereafter, file with the SEC the Information Statement, which will comply in all material respects with the federal securities laws. EYI agrees to cooperate with Safe ID in the filing of the Information Statement and to provide to Safe ID all relevant information for inclusion in the Information Statement. Each of Safe ID and EYI agrees promptly to correct any information provided by it for inclusion in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and Safe ID agrees to take all steps necessary to cause the Information Statement as corrected to be filed with the SEC and disseminated to the shareholders of Safe ID as and to the extent required by applicable law.

        (b)        Filing of Amendment. Prior to the Closing Date, Safe ID shall file the Charter Amendment to allow for the issuance of the Exchange Shares in accordance with this Agreement.

        4.5         Private Placement. Prior to the Closing Date, Safe ID will raise a total of at least U.S. $500,000 in the Private Placement.

        4.6        Issuance and Cancellation of Notes. Prior to the Closing Date, Safe ID will loan a total of up to U.S. $500,000 to EYI pursuant to one or promissory notes (including the promissory notes dated October 3, 2003, September 17, 2003, September 11, 2003 and September 5, 2003, already issued by EYI in favor of Safe ID in the aggregate principal amount of U.S. $326,500.00) (the "Notes"). Immediately upon the consummation of the Exchange, the Notes shall be immediately forgiven and cancelled.

        4.7        EYI Indebtedness. At or before the Closing, Safe ID will offer to Michel Grise ("Grise") 357,143 shares of Safe ID Common Stock and warrants to purchase an additional 357,143 shares of Safe ID Common Stock at $0.20 per share, with such warrants to have the same terms and conditions as the warrants issued by Safe ID in the Private Placement, in satisfaction of the U.S. $50,000 owed to Grise by EYI, and, if such offer is accepted by Grise, the closing of such transaction and the issuance of the Safe ID Common Stock and warrants shall occur immediately following the Closing.

ARTICLE V

CONDITIONS PRECEDENT

        5.1        Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of each party to effect the Exchange shall be subject to the satisfaction or waiver by such party of the following conditions on or before the Closing Date:

        (a)        Consents and Waiting Periods. The filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby; and

        (b)        No Statutes or Judgments. No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Safe ID or EYI and be in effect that prohibits or restricts the consummation of the Exchange or makes such consummation illegal; provided that each party agrees to use all reasonable efforts to have such prohibition lifted.

        5.2        Conditions to Obligations of Safe ID. The obligation of Safe ID to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by Safe ID:

        (a)         Representations and Warranties. The representations and warranties of EYI set forth in this Agreement and the representations and warranties of each Shareholder set forth in its respective Investment Letter shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and, with respect only to the representations and warranties of EYI, Safe ID shall have received a certificate signed on behalf of EYI by the President of EYI to such effect.

        (b)         Performance of Obligations of EYI. EYI and the Shareholders shall have performed in all material respects all obligations required to be performed by them under this Agreement or under the Investment Letters at or prior to the Closing Date, and, with respect only to the obligations of EYI, Safe ID shall have received a certificate signed on behalf of EYI by the President to such effect.

        (c)         Closing Documents. Safe ID shall have received such certificates and other closing documents as counsel for Safe ID shall reasonably request.

        (d)         Number of Shares. At or before the Closing, the Shareholders shall surrender to Safe ID certificates representing at least 90% of the total issued and outstanding shares of EYI Common Stock, and such certificates shall be accompanied by Investment Letters executed by the respective Shareholders and appropriate stock powers in a form acceptable to Safe ID and executed by the respective Shareholder, assigning such certificates to Safe ID, free and clear of any liens, claims, options, charges, and encumbrances of any nature.

        (e)         Consents. EYI shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Safe ID, individually or in the aggregate, have a material adverse effect on EYI and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. EYI shall also have received any required approval of its shareholders in accordance with applicable law.

        (f)         Due Diligence Review. Safe ID shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of EYI and shall not have determined that any of the representations or warranties of EYI contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that EYI is otherwise in violation of any of the provisions of this Agreement.

        (g)        Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Safe ID, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against EYI or the Shareholders, the consequences of which, in the judgment of Safe ID, could be materially adverse to EYI.

        5.3        Conditions to Obligations of EYI. The obligation of EYI to effect the Exchange is subject to the satisfaction of the following conditions unless waived by EYI:

        (a)        Representations and Warranties. The representations and warranties of Safe ID set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, EYI shall have received a certificate signed on behalf of Safe ID by the President to such effect.

        (b)        Performance of Obligations of Safe ID. Safe ID shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EYI shall have received a certificate signed on behalf of Safe ID by the President to such effect.

        (c)        Shareholder Approval; Charter Amendment. The holders of Safe ID Common Stock shall have approved the Charter Amendment, and the Charter Amendment shall have been filed and shall be effective. If requested by EYI in writing prior to Closing, the holders of shares of Safe ID Common Stock shall have further approved or consented to an additional amendment to the Articles of Incorporation of Safe ID to change the name of Safe ID to a name designated by EYI immediately following the Effective Date.

        (d)        Closing Documents. EYI shall have received such certificates and other closing documents as counsel for EYI shall reasonably request.

        (e)        Consents. Safe ID shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

        (f)        Due Diligence Review. EYI shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Safe ID and shall not have determined that any of the representations or warranties of Safe ID contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Safe ID is otherwise in violation of any of the provisions of this Agreement.

        (g)        Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of EYI, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Safe ID the consequences of which, in the judgment of EYI, could be materially adverse to Safe ID.

ARTICLE VI

TERMINATION AND AMENDMENT

        6.1        Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a)        By mutual written consent of Safe ID and EYI;

        (b)        By Safe ID if there has been a material breach of any representation, warranty, covenant or agreement on the part of EYI set forth in this Agreement, or by EYI if there has been a material breach of any representation, warranty, covenant or agreement on the part of Safe ID, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach;

        (c)        By either Safe ID or EYI if any court, Governmental Entity or other competent authority shall have issued an order, decree or ruling, or taken any other action, enjoining, restraining or otherwise preventing the consummation of the Exchange or any of the other transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable; or

        (d)        By either Safe ID or EYI if the Exchange shall not have been consummated on or before December 31, 2003.

        6.2        Effect of Termination. In the event of termination of this Agreement by either Safe ID or EYI as provided in Section 6.1, this Agreement, except for the provisions of this section and Article VII, shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto; provided that EYI shall remain obligated to pay all sums due and owing on the Notes in accordance with the terms thereof. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Section 6.2 shall relieve any party for liability for any breach of this Agreement.

        6.3        Amendment. This Agreement may be amended by Safe ID and EYI, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        6.4        Extension; Waiver. At any time prior to the Closing Date, Safe ID and EYI, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

        7.1        Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of one (1) year.

        7.2        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Safe ID to:	1700 Varsity Estate Drive NW, Unit B3 Calgary, Alberta T3B 2W9
(b) If to EYI, to:	#201-8322, 130th Street Surrey, British Columbia, Canada V3W-8J9

        7.3         Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

        7.4        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        7.5        Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        7.6        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

        7.7        No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

        7.8        Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

        7.9        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Safe ID may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of such company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEREOF, this Share Exchange Agreement has been signed by the parties set forth below as of the date set forth above.

SAFE ID CORPORATION
/S/ JAY SARGEANT Jay Sargeant
By:/S/ MAURIZIO FORIGO Maurizio Forigo, President
/S/ MAURIZIO FORIGO Maurizio Forigo
ESSENTIALLY YOURS INDUSTRIES, INC.

By: /S/ JAY SARGEANT Jay Sargeant, President	/S/ JACK D. MACDONALD Jack D. MacDonald